Exhibit 23.4

Our refOTS/785694-000001/73775583v2

Chavant Capital Acquisition Corp.

PO Box 309, Ugland House

Grand Cayman

KY1-1104

Cayman Islands

7 April 2023

Chavant Capital Acquisition Corp.

We have acted as counsel as to Cayman Islands law to Chavant Capital Acquisition Corp. (the “Company”) in connection with the Company’s registration statement on Form S-4, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “Act”) (including its exhibits, the “Registration Statement”) for the purposes of, registering with the Commission under the Act, the 23,927,767 Class A common stock of a par value of US$0.0001 each (the “Stock”) and warrants to purchase the Stock (the “Warrants”), to be issued by the Company pursuant to the Business Combination Agreement dated as of 15 November 2022 (the “Agreement”) by and among the Company, CLAY Merger Sub II, Inc., and Mobix Labs, Inc. and the Registration Statement.

We hereby consent to the filing of this consent letter as an exhibit to the Registration Statement and to the references to our firm under the headings “Risk Factors” and “Enforcement of Civil Liabilities” in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under section 7 of the Act or the Rules and Regulations of the Commission thereunder.

This letter is addressed to you and may be relied upon by you, your counsel and recipients of the Stock and Warrants pursuant to the Registration Statement. This consent letter is limited to the matters detailed herein.

Yours faithfully

/s/ Maples and Calder (Cayman) LLP